SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   /  X /

Filed by a Party other than the Registrant    /    /


Check the appropriate box:

/    /   Preliminary Proxy Statement   /    /  Confidential, for Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
/  X /    Definitive Proxy Statement

/    /   Definitive additional materials

/    /   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                  PEPSICO, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

  / X / No fee required.

  /   / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
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   (2)  Aggregate number of securities to which transaction applies:
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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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   (4)  Proposed maximum aggregate value of transaction:
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   (5)  Total fee paid:
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   /   / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:
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










PEPSICO, INC.

Purchase, New York 10577-1444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         PepsiCo will hold its Annual Shareholders' Meeting at our World Headquarters at 700 Anderson Hill Road, Purchase, New York, on Wednesday, May 5, 1999, at 11:00 A.M. Eastern Daylight Saving Time, to:

      0   Elect directors.
      0   Approve the appointment of independent auditors.
      0 Act upon one shareholder proposal described in the attached Proxy Statement.
      0   Transact any other business that may properly come before the Meeting.

         If you own shares of PepsiCo Capital Stock as of the close of business on March 12, 1999 (the Record Date), you can vote those shares by proxy or at the Meeting.

         If you plan to attend the Meeting, please check the box on your proxy card, so that we may send you an admission card.



         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. THE HOLDERS OF RECORD OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IN ORDER TO HOLD THE MEETING. ANY SHAREHOLDER RETURNING A PROXY MAY REVOKE IT BY VOTING AT THE MEETING.




March 26, 1999                                             ROBERT F. SHARPE, JR.
                                                                  Secretary

PepsiCo, Inc.
Purchase, New York 10577-1444
                                                                  March 26, 1999


                                 PROXY STATEMENT

         The Board of Directors of PepsiCo, Inc. ("PepsiCo") is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 5, 1999, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

         At March 12, 1999, the record date, there were 1,475,878,212 shares of PepsiCo Capital Stock outstanding and entitled to one vote each at the Annual Meeting. These shares were registered in the names of 227,480 shareholders and, as far as we know, no person owns beneficially more than 5% of the outstanding Capital Stock.

         PepsiCo is making its first mailing of this Proxy Statement on or about March 26, 1999.


================================================================================

                                TABLE OF CONTENTS
                                                                                        Page

PROXY ITEM NO. 1 - ELECTION OF DIRECTORS................................................ 2

Ownership of Capital Stock by Directors and Executive Officers.......................... 5
Board Meetings and Committees of the Board.............................................. 5
Directors' Compensation................................................................. 6
Executive Compensation
         Compensation Committee Report.................................................. 6
         Summary Compensation Table..................................................... 9
         Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values.......10
         Option Grants in Last Fiscal Year..............................................11
         Performance Graph..............................................................12
         Pension Plan Table.............................................................12
Compliance with Exchange Act Reporting Requirements.....................................13

PROXY ITEM NO. 2 - APPROVAL OF AUDITORS.................................................13

PROXY ITEM NO. 3 - SHAREHOLDERS' PROPOSAL
         Report on Executive Compensation - Financial and Social Accountability.........13

Other Matters...........................................................................15
Quorum and Voting 15
Year 2000 Shareholders' Proposals.......................................................16
General.................................................................................16

                    ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

         The Board of Directors proposes the following fourteen nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.
--------------------------------------------------------------------------------
[PHOTO]

JOHN F. AKERS, 64, former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo's Board since 1991. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The New York Times Company, Springs Industries, Inc., W.R. Grace & Co. and Zurich Insurance Company--U.S.

--------------------------------------------------------------------------------
[PHOTO]

ROBERT E. ALLEN, 64, former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo's Board since 1990. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company and DaimlerChrysler Corp.

--------------------------------------------------------------------------------
[PHOTO]

ROGER A. ENRICO, 54, was elected as PepsiCo's Chief Executive Officer in April, and Chairman of the Board in November 1996. Mr. Enrico has been a member of PepsiCo's Board since 1987, and was elected Vice Chairman in 1993. He joined PepsiCo in 1971, and became President and Chief Executive Officer of Pepsi-Cola USA in 1983, President and Chief Executive Officer of PepsiCo Worldwide Beverages in 1986, Chairman and Chief Executive Officer of Frito-Lay, Inc. in 1991 and Chairman and Chief Executive Officer of PepsiCo Worldwide Foods in 1992. In addition, he was Chairman and Chief Executive Officer, PepsiCo Worldwide Restaurants, from 1994 until the spin-off of PepsiCo's restaurant businesses in 1997. Mr. Enrico is a member of the Board of Directors of Dayton Hudson Corporation, the A. H. Belo Corporation and The Prudential Insurance Company of America.

--------------------------------------------------------------------------------
[PHOTO]

PETER FOY, 58, former Chairman of Baring Brothers International Ltd., the corporate finance section of ING Group's investment bank, was elected to PepsiCo's Board in July 1997. He joined McKinsey & Co., Inc. in 1968, became a director and head of its U.K. Consumer Goods Practice in 1980, the managing director of McKinsey U.K. in 1983, and Senior Partner from 1990 until 1996, when he became Chairman of Baring Brothers, a position he held until he retired in December 1998. Mr. Foy is also a director of The Peninsular and Oriental Steam Navigation Company.

--------------------------------------------------------------------------------

[PHOTO]

RAY L. HUNT, 55, Chairman and Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo's Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Security Capital Group, Ergo Science, Inc. and Electronic Data Systems Corporation, and a Class C Director for the Federal Reserve Bank of Dallas.

--------------------------------------------------------------------------------
[PHOTO]

ARTHUR C. MARTINEZ, 59, has been Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. since 1995. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995, and he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is Deputy Chairman of The Federal Reserve Bank of Chicago. He is also a director of Ameritech Corporation.

--------------------------------------------------------------------------------
[PHOTO]

JOHN J. MURPHY, 67, former Chairman of the Board and Chief Executive Officer of Dresser Industries, Inc., was elected a director of PepsiCo in 1984, and is Chairman of the Compensation Committee. Mr. Murphy joined Dresser in 1952 and was elected its Chairman and Chief Executive Officer in 1983. Mr. Murphy served as Chief Executive Officer until November 1995, and as Chairman until December 1996. He is also a director of Kerr-McGee Corporation, CARBO Ceramics Inc., W.
R. Grace & Co. and Shaw Industries Ltd.

--------------------------------------------------------------------------------
[PHOTO]

FRANKLIN D. RAINES, 50, has been Chairman of the Board and Chief Executive officer of Fannie Mae since January 1999. Mr. Raines was previously Chairman and CEO-Designate of Fannie Mae from May 1998 and Director of the U.S. Office of Management and Budget from September 1996 to May 1998. From 1991 to 1996, he was Vice Chairman of Fannie Mae. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co., an investment banking firm. Mr. Raines is also a director of America Online, Inc. and Pfizer, Inc.

--------------------------------------------------------------------------------
[PHOTO]

STEVEN S REINEMUND, 50, is Chairman and Chief Executive Officer of the Frito-Lay Company. He was elected a director of PepsiCo in 1996. Mr. Reinemund began his career with PepsiCo as a senior operating officer of Pizza Hut, Inc. in 1984. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and assumed his current position in April 1996. He is also a director of Provident Life & Accident Insurance Co. and Service Master Management Corporation.

--------------------------------------------------------------------------------

[PHOTO]

SHARON PERCY ROCKEFELLER, 54, was elected a director in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She is a member of the Board of Directors of Public Broadcasting Service, Washington, D.C. and was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Mrs. Rockefeller is also a director of Sotheby's Holdings, Inc.

--------------------------------------------------------------------------------
[PHOTO]

FRANKLIN A. THOMAS, 64, was elected to PepsiCo's Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979 Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA, Citicorp, Conoco, Inc., Cummins Engine Company, Inc. and Lucent Technologies.

--------------------------------------------------------------------------------
[PHOTO]

P. ROY VAGELOS, 69, retired Chairman of the Board and Chief Executive Officer of Merck & Co., Inc., has been a member of PepsiCo's Board since 1992, and is Chairman of the Nominating Committee. Dr. Vagelos joined Merck in 1975 and became President and Chief Executive Officer in 1985. He became a director in 1984 and Chairman in 1986, retiring from that position in 1994. Dr. Vagelos is also a director of The Estee Lauder Companies Inc., The Prudential Insurance Company of America and Chairman of the Board of Regeneron Pharmaceuticals Inc.

--------------------------------------------------------------------------------
[PHOTO]

KARL M. VON DER HEYDEN, 62, was elected a director and Vice Chairman of the Board in September 1996. He also served as Chief Financial Officer from September 1996 until March 1998. Mr. von der Heyden was Co-Chairman and Chief Executive Officer of RJR Nabisco from March through May 1993 and Chief Financial Officer from 1989 to 1993. He served as President and Chief Executive Officer of Metallgesellschaft Corp. from 1993 to 1994. Mr. von der Heyden is also a director of Federated Department Stores, Inc. and Zeneca Group PLC.

--------------------------------------------------------------------------------
[PHOTO]

ARNOLD R. WEBER, 69, was elected to PepsiCo's Board in 1978, and is Chairman of the Audit Committee. Dr. Weber is President-Emeritus of Northwestern University and was the University's President from 1985 to 1995. He is also President of the Civic Committee of the Commercial Club of Chicago. Dr. Weber has held various government positions including Executive Director of the Cost of Living Council and Associate Director of the Office of Management and Budget. He is also a director of Aon Corp., Burlington Northern, Inc., Deere & Co., Inland Steel Company and The Tribune Co.

--------------------------------------------------------------------------------

         If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board.

         OWNERSHIP OF CAPITAL STOCK BY DIRECTORS AND EXECUTIVE OFFICERS. The following table shows, as of March 12, 1999, the shares of PepsiCo Capital Stock beneficially owned by each director (including nominees), by each named executive officer individually, and by all directors and executive officers as a group:

             Name of Individual or                           Number of Shares
         Number of Persons in Group                     Beneficially Owned(1)(2)

    John F. Akers..................................................    47,480
    Robert E. Allen................................................    46,281
    Roger A. Enrico................................................ 2,017,037
    Peter Foy......................................................     8,562
    Ray L. Hunt....................................................    47,054
    Arthur C. Martinez.............................................     2,000
    John J. Murphy.................................................    40,210
    Franklin D. Raines.............................................     1,000
    Steven S Reinemund.............................................   977,178
    Sharon Percy Rockefeller.......................................    77,881
    Franklin A. Thomas.............................................    20,729
    P. Roy Vagelos.................................................    59,190
    Karl M. von der Heyden.........................................   352,890
    Craig E. Weatherup............................................. 2,769,807(3)
    Arnold R. Weber................................................    54,007
    Robert F. Sharpe, Jr. .........................................     1,000
    All directors and executive officers as a group (20 persons) .. 7,107,007
-----------------------

         (1) Certain directors or executive officers share voting and investment power over 977,178 shares of PepsiCo Capital Stock with their spouses or children. The shares shown include 6,205,818 shares of PepsiCo Capital Stock which certain directors and executive officers have a right to acquire within 60 days.

         (2) The shares shown do not include 27,010 shares held by children or spouses of directors or executive officers, or by trusts for the benefit of directors or executive officers, as to which beneficial ownership is disclaimed. The shares shown also include the following number of PepsiCo Capital Stock equivalents, which are held in PepsiCo's deferred income program: John F. Akers, 4,564 shares; Robert E. Allen, 31,113 shares; Roger A. Enrico, 316,416 shares; Peter Foy, 428 shares; Ray L. Hunt, 4,564 shares; John J. Murphy, 8,173 shares; Franklin A. Thomas, 8,710 shares; P. Roy Vagelos, 4,564 shares; Craig E. Weatherup, 112,821 shares; Arnold R. Weber, 4,963 shares; and all directors and executive officers as a group, 496,316 shares.

         (3) These shares include 923,591 shares which may be acquired pursuant to stock options which become exercisable if the public offering of a majority of the common stock of The Pepsi Bottling Group, Inc. is completed.

         Directors and executive officers as a group own less than 1% of outstanding Capital Stock.

         BOARD MEETINGS AND COMMITTEES OF THE BOARD. PepsiCo's Board held six regular meetings and one telephonic meeting during the year. All outside directors serve on the three Board Committees.

         The Audit Committee, which was established in 1967, held two meetings in 1998. The Audit Committee reviews external and internal audit plans and activities, the Corporation's annual financial statements, and its system of internal financial controls. The Audit Committee approves the fees for audit, audit-related and nonaudit services provided by the independent auditors, and recommends to the Board the annual selection of independent auditors.

         The Compensation Committee, which has been active since 1955, held four meetings during 1998. The Compensation Committee administers PepsiCo's incentive plans, sets policies that govern executives' annual compensation and long-term incentives, and reviews management performance, compensation, development and succession.

         The Nominating Committee, which was established in 1997, held two meetings during the year. The Nominating Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. The Committee annually assesses and reports to the Board on Board and Board Committee performance and effectiveness; reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its Committees; and annually reviews and reports to the Board on Directors' compensation and benefits. The Committee does not solicit director nominations, but will consider recommendations sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577.

         Average attendance by incumbent directors at Board and Committee meetings was approximately 98%. No incumbent director attended fewer than 75% of the total number of Board and Committee meetings.

         DIRECTORS' COMPENSATION. Directors who are employees receive no additional pay for serving as directors. All other directors receive their annual retainer and other compensation entirely in stock options granted at the current market price to purchase shares of PepsiCo Capital Stock. At the time of the grant, directors may elect to exchange a portion of these stock options for cash or PepsiCo Capital Stock. The cash or PepsiCo Capital Stock received is equal to 1/3 of the exercise price of the option. If a director elects to exchange the maximum allowable, he or she would receive $70,000 in cash, $30,000 worth of PepsiCo Capital Stock and options to purchase $30,000 worth of PepsiCo Capital Stock. Directors may also choose to defer payment of any cash or PepsiCo Capital Stock otherwise receivable by them as a result of this exchange election. If a stock grant is deferred, the only investment option available is PepsiCo Capital Stock equivalents, which are payable in cash at the end of the deferral period. If cash is deferred, the directors may elect deferral in PepsiCo Capital Stock equivalents or in investment options similar to those offered under PepsiCo's 401(k) program. Deferral may not be made for less than one year.

         PepsiCo paid Wayne Calloway, PepsiCo's former Chief Executive Officer, $48,077 in salary and $1,750,000 as a retirement payment in 1998.

                             EXECUTIVE COMPENSATION

             Compensation Committee Report on Executive Compensation

Executive Pay Policy

         PepsiCo's executive compensation programs are designed to enable it to recruit, retain and motivate a large group of talented and diverse domestic and international executives. This is essential for PepsiCo to achieve its challenging worldwide performance objectives and to continue to achieve outstanding shareholder returns. As a result, the Committee has determined that executive compensation opportunities, including those for PepsiCo's Chief Executive Officer ("CEO"), should create incentives for superior performance and consequences for below target performance.

         The Compensation Committee annually examines short-term and long-term compensation levels for the CEO and other senior executives against a survey of the compensation practices of a group of leading consumer product companies. This review is validated against surveys of the compensation practices of a broader range of major companies, including the Fortune 50. Together these companies are referred to as the "survey companies." These reviews also compare PepsiCo's short and long-term results with the performance of the survey companies, to ensure a pay for performance linkage. The survey companies include some, but not all, of the companies covered in the Standard & Poor's 500 Beverage and Food Indices included on the Performance Graph on page 12.

         The Committee believes that our executive compensation programs have met their objectives. PepsiCo has been able to attract and retain the executive talent necessary to support a corporation with a long-term history of strong sales growth and superior shareholder returns.

Specific Compensation Programs

         PepsiCo's executive compensation mix includes a base salary, annual cash bonus awards, and long-term incentive compensation in the form of performance units and stock options. Overall, these programs are intended to be performance-oriented, with the principal portion of executive compensation opportunities tied to achievement of earnings, sales volume and cash flow objectives and long-term shareholder returns. It is the Committee's intention that substantially all executive compensation be deductible for federal income tax purposes.

         Salary ranges for the CEO and the other executive officers are based on the underlying accountabilities of each executive's position, which are reviewed on a regular basis and benchmarked against similar positions among the survey companies. These salary ranges are targeted above the average salaries for similar positions at the survey companies. However, individual salaries are capped at $1 million.

         Bonus awards for PepsiCo's CEO and executive officers are paid based on PepsiCo's overall performance against specified earnings targets set in advance in accordance with the shareholder approved 1994 Executive Incentive Compensation Plan. The amount of the award an executive is eligible to receive will increase if higher earnings per share targets are achieved. No payment will be made if the minimum earnings target is not met. Once those earnings targets are achieved, the Committee exercises its discretion to determine the exact amount of the bonus to be paid to each executive officer. In determining the bonus of executive officers other than the CEO, the Committee considers PepsiCo's earnings and sales volume performance. The CEO's bonus is based on the Committee's subjective assessment of a broad range of performance measures, including PepsiCo's financial results, strategic position, market share and performance compared to the broad range of companies included in the survey companies.

         Long-term awards, made under the shareholder approved 1994 Long-Term Incentive Plan (the "LTIP"), are generally granted annually in the form of performance units and stock options. Pro rata and special awards have occasionally been made off-cycle to participants. Performance units may be paid after three years based on achieving cash flow and sales volume targets set in advance by the Committee. Stock options are granted at market value on the date of grant and increase in value only to the extent of appreciation in PepsiCo's Capital Stock. Most become exercisable at the end of three years, and are exercisable thereafter for seven years. PepsiCo's CEO and, in general, other executive officers are given the opportunity to choose the mix of performance units and stock options in their long-term awards. The CEO and most executives have elected 100% stock options.

         PepsiCo's executives may also participate in the Company's benefit programs, including the Company's retirement plans, its medical, savings and other benefit plans and its SharePower Stock Option Plan, under which all full-time employees receive grants of options to purchase shares of PepsiCo stock equal in amount to 10-15% of that individual's previous year's salary and bonus. Executive officers receive their annual SharePower awards under the LTIP. In addition, executives are eligible to participate in the Company's income deferral programs.

Performance Evaluation

         The Committee meets without the CEO to evaluate his performance, and with the CEO to evaluate the performance of other executive officers. The 1998 salaries, bonuses and long-term incentive awards for the corporation's CEO and executive officers set forth on page 9 were reviewed and approved at meetings of the Compensation Committee held during 1998 and in January 1999.

         At Mr. Enrico's request, the Committee again approved a reduction in Mr. Enrico's annual salary from $900,000 to $1, and recommended to the Board of Directors that it consider using the savings to support front line employees. In January 1999, the Board approved annual charitable contributions of approximately $1,000,000 to fund additional scholarships for children of PepsiCo's front line employees.

         Decisions on executive officers' salaries and salary increases were based on individual performance evaluations. As described above, decisions on senior executive officers' bonus awards were based on PepsiCo's performance against earnings and sales volume results.

         The primary performance measures used to determine the CEO's 1998 bonus award were earnings per share growth and revenue results, the strength of
PepsiCo's strategic position, and total return to shareholders as compared to the survey companies. The overall performance measures were weighted subjectively by each member of the Compensation Committee.

         Long-term incentive awards were made to executive officers last year. Long-term incentive levels for PepsiCo's CEO and other executive officers are based on comparisons of award levels at the survey companies. The long-term awards which are intended as incentives for future performance are not based on past corporate performance, and are targeted above the average of awards for similar positions at the survey companies.

         The Performance Graph on page 12 compares PepsiCo's five year cumulative total return to the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Beverage and Food Indices. PepsiCo's compounded annual total shareholder return for the five years ended December 26, 1998 was 18.3%.

                             COMPENSATION COMMITTEE:

             JOHN F. AKERS                    SHARON PERCY ROCKEFELLER
             ROBERT E. ALLEN                  FRANKLIN A. THOMAS
             PETER FOY                        P. ROY VAGELOS
             RAY L. HUNT                      ARNOLD R. WEBER
             JOHN J. MURPHY




                                           SUMMARY COMPENSATION TABLE
                                                                                          Long-Term
                                              Annual Compensation                       Compensation
                                       ----------------------------------------------------------------------
                                                                                  Awards        Payouts
                                                                                -----------------------------
                                                                                Securities
                                                                                  Under-
                                                                  Other Annual     lying       Long-Term        All Other
Name and Principal                                                Compensation    Options   Incentive Plan      Compensa-
Position                        Year      Salary ($)    Bonus($)       ($)         (#)        Payouts ($)       tion($)(5)
-------------------------       ----      ----------    --------  ------------  ----------  ---------------     ----------


Roger A. Enrico                 1998         1(1)      2,000,000     154,725(4)     334,795    1,925,000(2)       2,592
   Director; Chairman of the    1997       900,000     1,800,000     106,559(4)       0            0              2,051
   Board and Chief              1996       880,500     1,300,000     910,408(4)   1,864,303    1,745,029(3)       2,281
   Executive Officer

Steven S Reinemund              1998       792,307       648,000      76,545(4)     155,741    1,909,090(2)        0
Director; Chairman and          1997       750,000     1,044,300       8,860           0            0              0
   Chief Executive Officer,     1996       715,769     1,053,005       7,263      1,231,116      120,940(3)        0
   Frito-Lay Company

Craig E. Weatherup              1998       792,307       844,000     131,182(4)     156,486        0             11,698(6)
Director; Chairman and          1997       750,000     1,134,150     133,822(4)       0            0             15,402(6)
   Chief Executive Officer,     1996       723,346       925,025      59,553(4)   1,169,441        0              5,789(6)
   The Pepsi Bottling Group

Karl M. von der Heyden          1998       395,577       450,000         0            4,504        0               0
Director and Vice Chairman      1997       550,000       855,530         0          107,630        0               0
                                1996       158,654       200,000         0          215,260        0               0

Robert F. Sharpe, Jr. (7)       1998       475,000       294,380       4,915        216,603        0               0
Senior Vice President, Public   1997          -            -              -            -           -               -
   Affairs, General Counsel     1996          -            -              -            -           -               -
   and Secretary
---------------

         (1) In November, 1997, at Mr. Enrico's request, the Compensation Committee approved a reduction in Mr. Enrico's annual salary from $900,000 to $1, and recommended to the Board of Directors that it consider using the savings to support front line employees.

         (2) This amount is based on an award granted in 1994 that vested as a result of PepsiCo's achievement of a predetermined cumulative earnings per share growth target over the four-year period from 1994 to 1997. Mr. Reinemund deferred payment of this amount.

         (3) This amount is based on an award granted in 1992 that vested as a result of PepsiCo's achievement of a predetermined cumulative earnings per share growth target over the four-year period from 1992 to 1995. Mr. Enrico deferredpayment of this amount.

         (4) This amount includes benefits from the use of corporate transportation ($114,894 in 1998, $68,552 in 1997, and $92,929 in 1996 for Mr.
Enrico;  $42,617 in 1998 for Mr. Reinemund;  $107,153 in 1998, $106,310 in 1997,
and  $35,435  in 1996  for Mr.  Weatherup.  It also  includes  reimbursement  of
$777,311
relocation and tax related expenses incurred by Mr. Enrico in connection with his new responsibilities as Chairman and Chief Executive Officer in 1996).

         (5) PepsiCo pays a portion of the annual cost of life insurance policies on the lives of its key employees. These amounts are included here. If a covered employee dies while employed by PepsiCo, PepsiCo is reimbursed for its payments from the proceeds of the policy.

         (6) Of this amount, $2,086 is for life insurance (see (5)) and $9,612 is preferential earnings on income deferred by Mr. Weatherup since 1986. In 1997, these amounts were $1,248 for life insurance and $14,154 is preferential earnings on income. In 1996, these amounts were $1,471 and $4,318 respectively. In order to earn a preferential return, Mr. Weatherup elected a risk feature under which, if he terminated his employment, he would forfeit all his deferred income. Earnings for 1997 and 1998 on Mr. Weatherup's deferred income were for four quarters.

         (7) Mr. Sharpe began his employment with PepsiCo as Senior Vice President, General Counsel and Secretary in January 1998.


                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FY-END OPTION VALUES(1)


                            Shares Ac-                     Number of Securities Under-
                            quired on                    lying Unexercised Options at     Value of Unexercised In-the-
          Name              Exercise(#)   Value Realized              FY-End                  Money Options at FY-End
------------------------    -----------   -------------- ------------------------------   ----------------------------
                                                          Exercisable   Unexercisable    Exercisable    Unexercisable
                                                          -----------   -------------    -----------    -------------

Roger A. Enrico               349,916      10,666,566(2)   1,637,957      2,105,885       52,949,094      23,883,517

Steven S Reinemund              4,591         122,075        641,526      2,025,108       16,635,586      30,482,908

Craig E. Weatherup            565,057      18,521,040      1,236,238      1,945,326(3)    31,842,379      35,860,759

Karl M. von der Heyden            0              0           322,890          4,504        3,300,588          17,735

Robert F. Sharpe, Jr.             0              0               0          216,603            0             852,874


----------

     (1) The closing price of PepsiCo Capital Stock on December 24, 1998, the last trading day prior to PepsiCo's fiscal year end, was $40.4375.

     (2)  Mr.Enrico deferred this amount into PepsiCo Capital Stock equivalents.

     (3)  If the public  offering of a majority of the common stock of The Pepsi
Bottling Group, Inc. is completed, 453,901 of these options will be canceled and the remainder will become exercisable on the date of the offering.



                                              OPTION GRANTS IN LAST FISCAL YEAR


                                                                                    Potential Realizable Value
                                                                                     at Assumed Annual Rates
                                                                                  of Stock Price Appreciation for
                               Individual Grants                                           Option Term

-----------------------------------------------------------------------------   -------------------------------------

                            Number of      % of Total
                            Securities      Options
                              Under-       Granted to    Exercise
                              lying         Employees    or Base
                             Options        in Fiscal     Price     Expiration
          Name            Granted (#)(1)     Year(2)      ($/Sh)       Date        5% ($)(3)        10% ($)(3)
-----------------------     ----------   --------------   --------    -------      ---------        ----------


Roger A. Enrico              334,795         1.085        36.50      1/31/08       7,685,103        19,475,561

Steven S Reinemund           155,741         0.505        36.50      1/31/08       3,574,981         9,059,703

Craig E. Weatherup           156,486         0.507        36.50      1/31/08       3,592,082         9,103,041

Karl M. von der Heyden         4,504         0.015        36.50      1/31/08         103,388`          262,005

Robert F. Sharpe, Jr.        216,603         0.709        36.50      1/31/08       4,972,047        12,600,143


----------

     (1)  These options become exercisable on February 1, 2001.

     (2) Includes approximately 14,700,000 options granted to approximately 86,000 employees under PepsiCo's SharePower Stock Option Plan.

     (3) The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of PepsiCo's stock. If PepsiCo's stock does not increase in value, then the option grants described in the table will be valueless.

         In addition to the option grants to executive officers named in the table above, each of these officers may receive an additional option grant or cash payment based upon achievement of PepsiCo performance objectives. The payment and option grants, if any, would be made on or about February 1, 2001.

         PERFORMANCE GRAPH. The S&P Average of Three Industry Groups is based upon PepsiCo's sales in its three lines of business during each quarter. The return to PepsiCo is calculated through PepsiCo's fiscal year end on December 26, 1998. The return for the S&P 500 and the S&P Average indices is calculated through December 31, 1998.

                                            CUMULATIVE TOTAL RETURN,
                                       using quarterly revenue weightings


                        Dec-93    Dec-94    Dec-95    Dec-96    Dec-97    Dec-98
                        ------    ------    ------    ------    ------    ------

PepsiCo, Inc.           $100        $90      $142      $151      $196       $232

S&P 500                 $100       $101      $139      $171      $229       $294

S&P Avg. of Ind. Grps.  $100       $107      $154      $177      $231       $245



                               PENSION PLAN TABLE

         When an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 1999 for the following pay classifications and years of service are:

    Remuneration                                   Years of Service
   --------------         ---------------- ----------------- ---------------- ----------------- ----------------
                                20                 25               30                35               40
                          ---------------- ----------------- ---------------- ----------------- ----------------


      $750,000                    297,160           333,950          370,740           407,530          445,030
    $1,000,000                    397,160           446,450          495,740           545,030          595,030
    $1,250,000                    497,160           558,950          620,740           682,530          745,030
    $1,500,000                    597,160           671,450          745,740           820,030          895,030
    $1,750,000                    697,160           783,950          870,740           957,530        1,045,030
    $2,000,000                    797,160           896,450          995,740         1,095,030        1,195,030
    $2,250,000                    897,160         1,008,950        1,120,740         1,232,530        1,345,030
    $2,500,000                    997,160         1,121,450        1,245,740         1,370,030        1,495,030
    $2,750,000                  1,097,160         1,233,950        1,370,740         1,507,530        1,645,030
    $3,000,000                  1,197,160         1,346,450        1,495,740         1,645,030        1,795,030
    $3,250,000                  1,297,160         1,458,950        1,620,740         1,782,530        1,945,030


     The pay covered by the Pension Plans noted below is based on the salary and bonus shown in the Summary Compensation Table on page 9 for each of the named executive officers. The years of credited service as of January 1, 1999 for the executive officers named on the Summary Compensation Table who are eligible for retirement benefits are as follows: Roger A. Enrico -- 27 years; Steven S Reinemund -- 14 years; Craig E.Weatherup -- 24 years; and Robert F. Sharpe, Jr. -- 0 years.

     Computation of Benefits. PepsiCo's executive officers generally participate in PepsiCo's Retirement Plan and PepsiCo's Pension Equalization Plan (which has been adopted to provide benefits that would have been payable under the Retirement Plan except for ERISA limitations). The annual benefits payable under these two Pension Plans to employees with 5 or more years of service at age 65 are, for the first 10 years of credited service, 30% of the employee's highest consecutive five-year average annual earnings plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over 10 years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16 of the Securities Exchange Act of 1934 requires PepsiCo's directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Capital Stock. To the best of PepsiCo's knowledge, all required forms were filed on time, except that one transaction in PepsiCo Capital Stock equivalents by Indra K. Nooyi, PepsiCo's Senior Vice President, Corporate Strategy and Development, was not timely reported on Securities and Exchange Commission Form
4. The omission was subsequently reported on Form 5.

                     APPROVAL OF AUDITORS (PROXY ITEM NO. 2)

         The Audit Committee recommends that KPMG LLP continue as PepsiCo's independent auditors for 1999. They have been PepsiCo's independent auditors since 1990. They were paid approximately $8.1 million for audit and audit-related services rendered for 1998. Representatives of KPMG LLP will be available to answer questions at the Annual Meeting and are free to make statements during the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS RESOLUTION.

                    SHAREHOLDERS' PROPOSAL (PROXY ITEM NO. 3)

         If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer's name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

     Report on Executive Compensation - Financial and Social Accountability
     ----------------------------------------------------------------------

         The School Sisters of St. Francis, US Province, 4127 N. Central Park, Chicago, IL, 60618, who own 200 shares of PepsiCo Capital Stock, have, along with other religious groups or institutions, submitted the following resolution for the reasons stated:

                  "We believe that both social and financial criteria should be factors in fixing compensation packages for top corporate officers. Public scrutiny on compensation is reaching a new intensity--not just for the Chief Executive Officer, but for all executives. Too often, top executives receive considerable increases in compensation packages even when corporate financial performance is mediocre or poor and stockholders watch dividends slip and stock prices drop.

                  Increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. Between 1990 and 1996, CEO cash compensation rose 90 percent, vastly exceeding a 19 percent increase on factory wages and S&P 500 earnings growth of 78 percent. (Business Week Survey of Executive Compensation; Bureau of Labor Statistics)

                  In 1995, U.S. CEOs earned on average 209 times the average factory workers pay, a dramatic rise from the 42 times reported in 1980.

                  Shareholders need to be vigilant and challenge executive pay packages that reward bad social or financial corporate performance, asking themselves: if top officers' pay for a given year should be reduced if the company suffers from poor corporate citizenship that harms our corporate image or costly fines, protracted litigation, loss of government contracts, or significant loss of market share on their watch; if CEO compensation should be affected if the company is faced with consumer boycotts or public relations problems because of what American Indians and other people of color call racially offensive images; if a pattern of discrimination or sexual harassment should be grounds for a decreased compensation package.

                  Companies, including Bristol-Myers Squibb, Eastman Kodak, IBM, and Procter and Gamble, have reported to shareholders on how they integrate these factors into their compensation packages, understanding the importance of being socially responsible.

                  We believe these questions deserve the careful scrutiny of our Board of Directors and the Compensation Committee and go beyond what the SEC requires a company include in the annual proxy statement.

                  RESOLVED: Shareholders request the Board institute a special Executive Compensation Review and prepare a report available to shareholders four months from the date of the annual meeting, with the results of the review and recommended changes in practice. This review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for top executives. The review should focus on the following questions:

                  1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae.
                  2. Ways to link compensation to social corporate performance (e.g., incentives given for meeting or surpassing certain social and performance standards).
                  3. Comparison of compensation packages for company officers with lowest paid company employees in the U.S. and around the world.
                  4. Whether there should be a ceiling on top executives' salaries to prevent our company from paying excessive compensation or a ratio linking the top salary and the lowest salary.
                  5. Whether compensation should be frozen in the event of massive layoffs."

         BOARD OF DIRECTORS' RESPONSE: PepsiCo's executive compensation is already closely tied to corporate financial performance as detailed in the Compensation Committee Report on Executive Compensation, and individual salaries are already capped. In fact, in 1999 Mr. Enrico again requested a reduction in his annual salary to $1 and recommended to the Board of Directors that it consider using the savings to fund scholarships for children of PepsiCo's sales people, truck drivers, manufacturing plant workers and other front line employees. Overall, PepsiCo's compensation programs are competitive and fair.

         PepsiCo has long recognized the importance of being a good corporate citizen and acts in a manner consistent with that. It meets or surpasses generally accepted social and performance standards, and has been a leader in many social areas. Accordingly, PepsiCo has not suffered from the sorts of problems suggested. In fact, all PepsiCo executives sign a Code of Conduct which reflects the company's strong commitment to its employees and the communities in which it operates.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS RESOLUTION.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Meeting. If matters other than the ones listed in this Proxy Statement arise at the Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

                                QUORUM AND VOTING

         QUORUM. Under North Carolina law, abstentions and broker nonvotes are counted to determine whether a quorum is present at the Meeting. (Under New York Stock Exchange rules, a broker may, if the broker does not have instruction from a beneficial owner, vote shares on routine proposals. A broker does not have discretionary voting power with respect to nonroutine proposals, such as a merger. If the broker has not received voting instructions regarding nonroutine proposals from the beneficial owner, the broker cannot vote on those proposals. This is referred to as a broker nonvote.)

         VOTING. Any shareholder returning a proxy may revoke it by casting a ballot at the Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors' recommendations.

         Under PepsiCo's By-Laws, at all shareholder meetings, with a quorum present, matters shall be decided by the vote of the holders of a majority of the shares of Capital Stock present in person or by proxy and entitled to vote (except that Directors shall be elected by a majority of votes cast). Abstentions are not counted as "for" or "against" votes, but are counted in the total number of votes present and entitled to vote for passage of a proposal. This has the effect of requiring a higher vote for passage. Broker nonvotes are not shares entitled to vote, are not counted in the total number of votes, and have no effect on the outcome of voting.

         Participants cannot vote shares held in PepsiCo's Employee Stock Ownership Plan (the "ESOP") unless a proxy card is signed and returned. If cards representing shares held in the ESOP are not returned, the trustees will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

         CONFIDENTIALITY. PepsiCo's policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results.

                        YEAR 2000 SHAREHOLDERS' PROPOSALS

         PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 1999 Annual Shareholders' Meeting, and included in the Proxy Statement for that Meeting, we must receive the proposal in writing on or before November 27, 1999. If a proposal is received by February 10, 2000, PepsiCo may include it in the Proxy Statement and, if it does, may use its discretionary authority to vote on the proposal. For proposals that are not submitted by February 10, PepsiCo may use its discretionary voting authority when the proposal is raised at the Annual Meeting, without inclusion of the proposal in its Proxy Statement.


                                     GENERAL

         PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

         In addition to the solicitation of proxies by mail, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation.

         To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson & Company, Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $21,000.

         Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

         The Annual Report to Shareholders for 1998 and financial statements were mailed with this Proxy Statement or were previously delivered to shareholders and are not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PepsiCo's Manager of Shareholder Relations, at PepsiCo, Inc., Purchase, NY 10577 or (914) 253-3055.

         Please complete, sign, and date the enclosed proxy card, which can be revoked by voting at the meeting, and mail it promptly in the enclosed postage-paid envelope.

                                       By order of the Board of Directors,

                                                  ROBERT F. SHARPE, JR.
                                                          Secretary

                            APPENDIX -- PROXY CARD


                                 PEPSICO, INC.

                                March 26, 1999






                       YOUR PROXY CARD IS ATTACHED BELOW.

       PLEASE READ THE ENCLOSED PROXY STATEMENT, THEN VOTE AND RETURN THE
                       CARD AT YOUR EARLIEST CONVENIENCE.








                                                 V  FOLD AND DETACH HERE  V

-----------------------------------------------------------------------------------------------------------------------------------

/    /


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS NO. 1 AND 2.


1.  Election of Directors     FOR all nominees  /  /        WITHHOLD AUTHORITY to vote /  /      *EXCEPTIONS  /  /
                              listed below                  for all nominees listed below

Nominees:  J.F. Akers, R.E. Allen, R.A. Enrico, P. Foy, R.L. Hunt, A.C. Martinez, J.J. Murphy, F.D. Raines, S.S Reinemund,
           S.P. Rockefeller, F.A. Thomas, P.R. Vagelos, K.M. von der Heyden, A.R. Weber
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           -------------------------------------------------------------------------------------------------------------------

2. Approval of Auditors                                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM No. 3.
                                                             3. Shareholders' Proposal   (Proxy Statement p. 13)

FOR   /  /    AGAINST    /  /     ABSTAIN    /  /            FOR   /  /    AGAINST    /  /     ABSTAIN    /  /


Where no voting instructions are given, the                      I PLAN TO ATTEND MEETING
shares represented by this Proxy will be                         If you check this box to the       /  /
VOTED FOR Items No. 1 and 2 and VOTED                            right an admission card will
AGAINST Item No. 3.                                              be sent to you



                                                                 Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and
                                                                 Proxy Statement.
                                                                 IMPORTANT: Please sign exactly as your name or names appear on this
                                                                 Proxy. Where shares are held jointly, both holders should sign.
                                                                 When signing as  attorney,  executor, administrator, trustee or guardian,  please give your full title as such.  If the holder is a corporation, execute in full corporate name by authorized officer.


                                                                 Date----------------------------------------------------------1999

                                                                 -------------------------------------------------------------------
                                                                                            Signature

                                                                 -------------------------------------------------------------------
                                                                                            Signature

(Please sign, date and return this proxy card in the             VOTES MUST BE INDICATED    / X /
enclosed envelope.)                                              (X) in black or blue ink


                 DIRECTIONS TO PEPSICO, INC. WORLD HEADQUARTERS
                               PURCHASE, NEW YORK


   [LOCAL AREA MAP IS PROVIDED IN PRINTED PROXY STATEMENT SHOWING MAIN ROADS
          SURROUNDING PEPSICO WORLD HEADQUARTERS IN PURCHASE, NEW YORK.]


BY CAR FROM NEW YORK

WEST SIDE - MANHATTAN - BRONX

West Side Highway/Henry Hudson Parkway to Cross County Parkway East. Take Hutchinson River Parkway Northbound to Exit 28 (Lincoln Avenue, Port Chester). Left on Lincoln Avenue and proceed one (1) mile to PepsiCo on right.

EAST SIDE - MANHATTAN

East Side Drive to Bronx via Triboro Bridge. Take the Bruckner Expressway (278) North to the Hutchinson River Parkway Exit 28 (Lincoln Avenue, Port Chester), and follow directions above.

EAST SIDE - BRONX

Hutchinson River Parkway North to Exit 28 (Lincoln Avenue, Port Chester), and follow directions above.

BROOKLYN, QUEENS & J.F. KENNEDY AIRPORT

Van Wyck Expressway (678) to the Bronx Whitestone Bridge to Hutchinson River Parkway North. Take Exit 28 (Lincoln Avenue, Port Chester), and follow directions above.

LA GUARDIA AIRPORT

Grand Central Parkway East to Whitestone Expressway Exit. Cross the Whitestone Bridge North to Hutchinson River Parkway North. Take Exit 28 (Lincoln Avenue, Port Chester), and follow directions above.

FROM LONG ISLAND

Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross Throgs Neck Bridge North and travel North on New England Thruway (Route 95) to Hutchinson River Parkway North to Exit 28 (Lincoln Avenue, Port Chester), and follow directions above.

FROM WEST OF HUDSON RIVER - TAPPAN ZEE BRIDGE

Cross Tappan Zee Bridge South. Follow Cross Westchester (Interstate 287) to Exit 8E. (Route 127 Harrison, Westchester Avenue). Stay on Westchester Avenue and turn left onto Anderson Hill Road. Proceed about four (4) miles to PepsiCo on right.

FROM CONNECTICUT - MERRITT PARKWAY

Take the Merritt Parkway South, which becomes the Hutchinson River Parkway, to Exit 28 (Lincoln Avenue, Port Chester). Turn right and proceed one (1) mile to PepsiCo on right.

NEW ENGLAND THRUWAY

Follow the New England Thruway to Exit for Cross Westchester Expressway, Westbound. Take Exit 9 North, Hutchinson River Parkway, to Exit 28 (Lincoln Avenue, Port Chester). Turn left onto Lincoln Avenue and proceed one (1) mile to PepsiCo on right.

FROM NORTHERN WESTCHESTER

Take 684 South to Westchester Airport Exit, Route 120 South. Left on Purchase Street to Anderson Hill Road, left on Anderson Hill Road to PepsiCo on right.




                                  PEPSICO, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                   May 5, 1999
        THIS PROXY IS SOLICITED ON BEHALF OF PEPSICO'S BOARD OF DIRECTORS

     The undersigned hereby appoints Roger A. Enrico and Robert F. Sharpe, Jr., and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of PepsiCo, Inc. Capital Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Purchase, New York, on Wednesday, May 5, 1999 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

(Continued and to be signed on other side)



                                             PEPSICO, INC.
                                             P.O. BOX 11001
                                             NEW YORK, NY  10203-0001